                                                                   EXHIBIT 12

                             PLAYTEX PRODUCTS, INC.
             Computation of Ratios of Earnings to Fixed Charges and
           Ratios of Earnings to Fixed Charges and Preferred Dividends
                             (Dollars in Thousands)

                                    Six Months                                          Twelve Months Ended
                                       Ended       --------------------------------------------------------------------------
                                    December 28,   December 28,   December 30,  December 31,    December 25,     December 26,
                                        1997           1996          1995           1994           1993             1992
                                      --------       --------       -------       --------       ---------        ---------

Earnings (loss) before
  cumulative effect of
  accounting changes and              $ 13,364       $ 18,199       $ 2,774       $ 29,547       $(124,845)       $ (15,258)
  extraordinary loss
Income taxes                            11,392         16,141         8,151         23,994           2,049            5,100
                                      --------       --------       -------       --------       ---------        ---------
Earnings (loss) before
 income taxes, cumulative
 effect of accounting  changes
 and extraordinary loss                 24,756         34,340        10,925         53,541        (122,796)         (10,158)
Fixed charges:
  Interest                              32,209         64,860        71,361         76,153         115,949          114,016
  One-third of rental                      929          1,734         1,697          1,413           1,180            1,261
                                      --------       --------       -------       --------       ---------        ---------
    Total fixed charges                 33,138         66,594        73,058         77,566         117,129          115,277
                                      --------       --------       -------       --------       ---------        ---------
Earnings (loss) before fixed
  charges, income taxes,
  cumulative effect of
  accounting changes and
  extraordinary loss                  $ 57,894       $100,934       $83,983       $131,107       $  (5,667)       $ 105,119
                                      ========       ========       =======       ========       =========        =========

Ratio of earnings to fixed               1.75X          1.52X         1.15X          1.69X            --               --
 charges                              ========       ========       =======       ========       =========        =========

Pre-tax earnings required for
 preferred stock dividends (1)             N/A            N/A           N/A       $  2,107       $    --          $    --
                                      ========       ========       =======       ========       =========        =========

Ratio of earnings to fixed
 charges and preferred dividends         1.75X          1.52X         1.15X          1.65X            --               --
                                      ========       ========       =======       ========       =========        =========

Coverage (deficiency) of
 earnings to fixed charges            $ 24,756       $ 34,340       $10,925       $ 53,541       $(122,796)       $ (10,158)
                                      ========       ========       =======       ========       =========        =========

Coverage (deficiency) of
 earnings to fixed charges and
 preferred dividends                  $ 24,756       $ 34,340       $10,925       $ 51,434       $    --          $    --
                                      ========       ========       =======       ========       =========        =========
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(1)      Gross-up of earnings for preferred stock dividends has been computed at the applicable effective tax rates. For periods where the historical effective tax rates exceed 100% or are negative, gross-up of earnings has not been computed because material distortions would have resulted from the use of the prescribed mathematical formula. Notwithstanding the foregoing, Playtex's earnings would have been inadequate to cover fixed charges and preferred dividends for such periods.